UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2018

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	000-54483	66-0770448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Chalan Santo Papa Hagatna, Guam	96910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (671) 472-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.01.	Changes in Registrant’s Certifying Accountant.

On April 12, 2018, the Audit Committee of the Board of Directors of BankGuam Holding Company (the “Company”) approved a proposal to engage Squar Milner LLP (“Squar Milner”) as its independent registered public accounting firm to audit the Company’s consolidated financial statements, replacing Crowe Horwath LLP (“Crowe Horwath”) who was dismissed on the same date. Crowe Horwath had served as the Company’s independent registered public accounting firm since April 7, 2017. The decisions to dismiss Crowe Horwath and engage Squar Milner were approved by the Audit Committee.

Crowe Horwath never issued a report on the Company’s financial statements; therefore, Crowe Horwath did not issue any report on the Company’s financial statements containing an adverse opinion or disclaimer of opinion, and no such report was qualified or modified as to uncertainty, audit scope, or accounting principles.

At the time of Crowe Horwath’s dismissal, in connection with the audit of the Company’s financial statements for the year ended December 31, 2017, the Company and Crowe Horwath had been unable to agree regarding the adequacy of the Company’s allowance and provision for loan and lease losses (“ALLL”), the sufficiency of the Company’s access and change management controls related to the core operating system, the completeness and accuracy of system reports, and various other operational controls. Crowe Horwath also indicated that while they had not completed their audit, based on their observations and procedures performed to date, Crowe Horwath believed it to be unlikely that sufficient mitigating controls exist to preclude the identification of material weaknesses in the Company’s internal control over financial reporting as of December 31, 2017, and that a significant increase in the sample sizes selected for testing on a substantive basis was needed to ensure that the financial statements are free of material misstatement.

Following multiple discussions with Crowe Horwath involving the Company’s management and the Audit Committee regarding the issues described in the previous paragraph, the Audit Committee and the Company’s management were unable to reach an agreement with Crowe Horwath regarding these issues. The Company also believes that it has sufficient internal controls over financial reporting to prepare its financial statements in accordance with accounting principles generally accepted in the United States of America. In connection with the engagement of Squar Milner, the Company has authorized Crowe Horwath to respond fully to the inquiries of Squar Milner concerning the matters discussed in the previous paragraph.

During the year ended December 31, 2017 and in the subsequent interim period through April 12, 2018 (the date of the dismissal of Crowe Horwath), there were no other disagreements with Crowe Horwath on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe Horwath, would have caused it to make reference to the subject matter of the disagreement in connection with its report, had such report been issued, on the Company’s financial statements for such year.

As previously disclosed, Squar Milner served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016, and in connection with such engagement the Company consulted with Squar Milner regularly regarding accounting, auditing and financial reporting issues. Subsequently and except as discussed in the following paragraph, during the fiscal year ended December 31, 2017 and through April 12, 2018, neither the Company, nor anyone on its behalf, has consulted Squar Milner with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Beginning in March 2018, the Company consulted with Squar Milner regarding the adequacy of the Company’s ALLL for the fiscal year ended December 31, 2016 and discussed the matters identified by Crowe Horwath as reported above. Squar Milner orally expressed that it believed that the Company’s ALLL at December 31, 2016 was adequate and that it would address the matters identified by Crowe Horwath during their audit of the Company’s financial statements for the year ended December 31, 2017.

The Company provided Crowe Horwath and Squar Milner with a copy of this Current Report on Form 8-K prior to filing and requested that Crowe Horwath furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained herein. A copy of Crowe Horwath’s letter to the SEC is filed as Exhibit 16.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Exhibit

16.1	Letter from Crowe Horwath LLP to the Securities and Exchange Commission dated April 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: April 18, 2018	BankGuam Holding Company

	By:	/s/ WILLIAM D. LEON GUERRERO
William D. Leon Guerrero
Executive Vice President and Chief Operating Officer